Exhibit 10.1

Execution Version

NINTH AMENDMENT TO LOAN AGREEMENT

DATED as of November 3, 2026

AMONG: DIRTT ENVIRONMENTAL SOLUTIONS LTD., and DIRTT ENVIRONMENTAL SOLUTIONS, INC., as Borrowers

AND: ROYAL BANK OF CANADA, as Lender

PREAMBLE

WHEREAS the Borrowers and the Lender entered into that certain Loan Agreement dated as of February 12, 2021 (as amended pursuant to a First Amendment and Consent dated November 15, 2021, the Second Amendment to Loan Agreement dated February 9, 2023, the Third Amendment and Consent to Loan Agreement dated February 9, 2024, the Fourth Amendment to Loan Agreement dated February 12, 2025, the Fifth Amendment to Loan Agreement dated February 20, 2025, the Sixth Amendment to Loan Agreement dated November 4, 2025, the Seventh Amendment and Consent to Loan Agreement dated February 11, 2026 and the Waiver and Eighth Amendment to Loan Agreement dated as of March 11, 2026, and as further amended, restated, supplemented, revised, replaced or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”);

AND WHEREAS the Borrowers and the Lender have agreed to include Eligible Inventory in the Borrowing Base, extend the Stated Expiry Date of the Loan Agreement to November 30, 2029 and to amend certain other provisions of the Existing Loan Agreement, but, in each case, only to the extent and subject to the limitations set forth in this Ninth Amendment to Loan Agreement (this “Amendment” and the Existing Loan Agreement, as amended by this Amendment, the “Loan Agreement”) and without prejudice to the Lender’s other rights;

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

ARTICLE I –
INTERPRETATION
1.1
All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
ARTICLE II –
AMENDMENTS TO THE Loan AGREEMENT
2.1
With effect on the Effective Date (hereinafter defined), the Loan Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached hereto as Exhibit A.
2.2
As of the Effective Date, Disclosure Schedules 3.2, 3.6, 3.7, 3.9, 3.11, 3.12, 3.13, 3.15, 3.16, 3.17, 3.18, 5.2(b), 5.2(e) and 6.1 are hereby amended and restated in their entirety in the form attached hereto as Exhibit B.

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ARTICLE III –
CONDITIONS TO EFFECTIVENESS
3.1
This Amendment shall become effective upon the Borrowers delivering to the Lender each of the following (such date being referred to herein as the “Effective Date”):
(a)
an executed copy of this Amendment by PDF copy transmitted via e-mail or telecopier;
(b)
copies of PPSA, UCC, and as applicable, Register of Personal and Movable Real Rights of Quebec, Bank Act, insolvency, executions, litigation, or other jurisdictional searches, as applicable, or other evidence satisfactory to Lender, listing all effective registrations, financing statements and recordations which name the Credit Parties (under present name, any previous name or any trade or doing business name) as debtor and together with copies of such other recordings, registrations and financing statements;
(c)
acknowledgment copies of proper financing change statements and notices of recording under the PPSA, the applicable UCC and Civil Code of Quebec, as applicable, duly filed in all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect Lender’s Lien on the Collateral in which a security interest may be perfected by filing a financing statement or a notice of recording, as applicable, pursuant to the PPSA, the UCC or the Civil Code of Quebec, as applicable;
(d)
certified copies of all the constating documents, by-laws and resolutions of the directors (or partners, members or shareholders as required by Lender) authorizing the Loan Documents, and certificates of incumbency, for Borrowers and each other Credit Party;
(e)
certificates of good standing (or other similar instruments) in respect of each of the Credit Parties;
(f)
opinions of counsel to each of the Credit Parties (including opinions relating to enforceability, the Lender’s security in each relevant jurisdiction and such other matters as the Lender reasonably considers necessary in its discretion) with respect to this Amendment and each Loan Document in form and substance satisfactory to Lender;
(g)
Lender shall have received and shall be satisfied with such estoppel letters, landlord waivers, mortgagee, processor and bailee waivers and such other consents (including consents from Governmental Authorities) as Lender may require in its discretion;
(h)
Lender shall have received and shall be satisfied with such subordination and intercreditor agreements as Lender may require in its discretion;
(i)
the insurance policies provided for in Section 3.16 of the Loan Agreement shall be in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favour of Lender as required under such Section;
(j)
Lender (and where applicable, Lender’s counsel) shall have completed and be satisfied with the results of all business, environmental and legal due diligence (including review with results satisfactory to Lender of Borrower’s union contracts, if applicable);
(k)
Lender shall have received and be satisfied with the results of, such Field Examinations as the Lender may require, and with regard to the Collateral, the inventory control systems, the books and records and the reporting capability of the Credit Parties;
(l)
Lender shall have been provided with and be satisfied with its review of, each Credit Parties’ documents regarding its corporate and capital structure, Material Contracts, debt instruments and governing documents;

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(m)
Lender shall have reviewed and be satisfied with Credit Parties’ customers’ contracts (including distribution agreements, licence agreements and supply agreements) and, if requested by Lender, the purchase orders relating thereto;
(n)
Lender shall have received and be satisfied with the Borrowers’ (i) most recent individual and consolidated Projections for the 12 months following the Effective Date (including projections of balance sheet, operating results, cash flows, Capital Expenditures and Net Borrowing Availability), and (ii) updated aged accounts receivable listing (supported by detailed rebates payable), aged accounts payable listing and detailed inventory listing;
(o)
Lender shall have completed and be satisfied with the results of the background and reference checks on Borrower, senior management of Borrowers and the other Credit Parties and shall have received all documentation and other information required by regulatory and governmental authorities under applicable “know-your-customer”, sanctions and anti-money laundering rules and regulations;
(p)
A Compliance Certificate shall have been submitted prior to the Effective Date confirming all required covenants have been met; and
(q)
the Borrowers paying to the Lender an amendment fee equal to $37,500; which fee shall be non-refundable and fully earned and paid upon the execution of this Agreement and which fee may be charged as a Revolving Credit Advance and be added to and form part of a Loan.
ARTICLE IV –
representations and warranties
4.1
Each Borrower represents and warrants to the Lender that the following statements are true, correct and complete:
(a)
Authorization, Validity, and Enforceability of this Amendment. Each Borrower has the corporate power and authority to execute and deliver this Amendment. Each Borrower has taken all necessary corporate action (including, without limitation, obtaining approval of its shareholders if necessary) to authorize the execution and delivery of this Amendment. This Amendment has been duly executed and delivered by the Borrowers and this Amendment constitutes the legal, valid and binding obligations of the Borrowers, enforceable against them in accordance with their respective terms without defence, compensation, setoff or counterclaim. Each Credit Party’s execution and delivery of this Amendment does not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any lien upon the property of the Borrowers by reason of the terms of (a) any contract, mortgage, hypothec, lien, lease, agreement, indenture, or instrument to which any of the Borrowers is a party or which is binding on any of them, (b) any requirement of law applicable to the Borrowers, or (c) the certificate or articles of incorporation or amalgamation or bylaws of the Borrowers.
(b)
Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Borrowers or any Subsidiaries of this Amendment except for such as have been obtained or made and filings required in order to perfect and render enforceable the Lender's security interests.
(c)
Incorporation of Representations and Warranties From Loan Agreement. The representations and warranties contained in the Loan Agreement are and will be true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations

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and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.
(d)
Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default.
(e)
Security. All security delivered to or for the benefit of the Lender pursuant to the Loan Agreement and the other Loan Documents remains in full force and effect and secures all Obligations of the Borrowers under the Loan Agreement and the other Loan Documents to which they are a party.
ARTICLE V –
miscellaneous
5.1
Each Borrower (i) reaffirms its Obligations under the Loan Agreement and the other Loan Documents to which it is a party, and (ii) agrees that the Loan Agreement and the other Loan Documents to which it is a party remain in full force and effect, except as amended hereby, and are hereby ratified and confirmed.
5.2
The execution, delivery and performance of this Amendment shall not, except as expressly provided for herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement or any other document.
5.3
Each Borrower acknowledges and agrees that it has read and is fully informed and satisfied with all the terms and conditions of this Amendment and has had the opportunity to obtain independent legal advice in connection therewith.
5.4
This Amendment shall be governed by, and construed in accordance with, the internal laws of the Province of Alberta and the federal laws of Canada applicable therein without regard to the principles of conflict of laws.
5.5
This Amendment and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Amendment and each other Loan Document shall be effective as delivery of an original executed counterpart of this Amendment and such other Loan Document. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment or any other Loan Document shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, as in provided Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario), the Electronic Transaction Acts (British Columbia), the Electronic Transactions Act (Alberta), or any other similar laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada. The Lender may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

[The next pages are the signature pages]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.
Per:	/s/ Fareeha Khan
Name: Fareeha Khan
Title: Chief Financial Officer

Per:	/s/ Benjamin Urban
Name: Benjamin Urban
Title: Chief Executive Officer

DIRTT ENVIRONMENTAL SOLUTIONS, INC.
Per:	/s/ Fareeha Khan
Name: Fareeha Khan
Title: Chief Financial Officer

Per:	/s/ Benjamin Urban
Name: Benjamin Urban
Title: Chief Executive Officer

Signature Page to 9th Amendment to Loan Agreement

Lender:	ROYAL BANK OF CANADA, by its attorneys,
	Per:	/s/ Matthew J. Jennings
Name: Matthew J. Jennings
Title: Director, Corporate Client Group

Signature Page to 9th Amendment to Loan Agreement

EXHIBIT A TO NINTH AMENDMENT TO LOAN AGREEMENT

LOAN AGREEMENT

Dated as of February 12, 2021

between

ROYAL BANK OF CANADA

as Lender

and

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

and

DIRTT ENVIRONMENTAL SOLUTIONS, INC.

as Borrowers

and

THE GUARANTORS PARTY HERETO

INDEX OF EXHIBITS AND SCHEDULES

Schedule A: Definitions
Schedule B: Lender’s and Credit Parties’ Addresses for Notices
Schedule C: Letters of Credit
Schedule D: Cash Management System
Schedule E: Fees
Schedule F: Schedule of Documents
Schedule G: Material Contracts

Schedule H: Bank Products

Schedule I: RBC Lease Facility

Schedule J: Post-Closing Undertakings

Disclosure Schedule (3.2): Corporate Names
Disclosure Schedule (3.6): Real Estate; Property
Disclosure Schedule (3.7): Shares; Affiliates
Disclosure Schedule (3.9): Taxes
Disclosure Schedule (3.11): Pension Plans

Disclosure Schedule (3.12): Litigation
Disclosure Schedule (3.13): Intellectual Property
Disclosure Schedule (3.15): Environmental Matters
Disclosure Schedule (3.16): Insurance

Disclosure Schedule (3.17): Bank Accounts
Disclosure Schedule (3.18): Contracts (Offset Risk)
Disclosure Schedule (5.2(b)): Indebtedness
Disclosure Schedule (5.2(e)): Liens
Disclosure Schedule (6.1): Actions to Perfect Liens
Exhibit A: Form of Notice of Borrowing or Continuation/Conversion
Exhibit B: Form of Borrowing Base Certificate
Exhibit C: Form of Compliance Certificate

Exhibit D: Form of Notice of Repayment

TABLE OF CONTENTS

Section 1 – AMOUNT AND TERMS OF CREDIT		1
1.1	Loans	1
1.2	Term and Prepayment	2
1.3	Use of Proceeds	3
1.4	Joint and Several	3
1.5	Interest	3
1.6	Continuation and Conversion Elections	5
1.7	Cash Management System	7
1.8	Fees	7
1.9	Receipt of Payments; Taxes	7
1.10	Application and Allocation of Payments	7
1.11	Accounting	7
1.12	Indemnity	7
1.13	Borrowing Base; Reserves	8
1.14	Funding Losses	8
1.15	Inability to Determine Rates	9
1.16	Benchmark Replacement Setting	9
1.17	Canadian Benchmark Replacement Setting	13
Section 2 – CONDITIONS PRECEDENT		15
2.1	Conditions to the Initial Loans	15
2.2	Further Conditions to the Loans	16
Section 3 – REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS		17
3.1	Corporate Existence; Compliance with Law; Investment Company	17
3.2	Executive Offices; Corporate or Other Names	17
3.3	Corporate Power; Authorization; Enforceable Obligations	18
3.4	Financial Statements and Projections; Books and Records	18
3.5	Material Adverse Change	18
3.6	Real Estate; Property	18
3.7	Ventures, Subsidiaries and Affiliates; Outstanding Shares and Indebtedness	19
3.8	Government Regulations	19
3.9	Taxes; Charges	19
3.10	Payment of Obligations	19
3.11	Pension Plans	20
3.12	Litigation	20
3.13	Intellectual Property	20
3.14	Full Disclosure/Know Your Customer	20
3.15	Environmental Matters	21
3.16	Insurance	21
3.17	Bank Accounts	22
3.18	Accounts and Inventory	22
3.19	Conduct of Business	22
3.20	Material Contracts	22
3.21	Further Assurances	22
3.22	Default	23
3.23	Sanctions	23
3.24	Margin Regulations	23

3.25	Post-Closing Undertakings	23
Section 4 – FINANCIAL REPORTS, INFORMATION AND NOTICES		23
4.1	Reports and Information	23
4.2	Notices	24
Section 5 – FINANCIAL AND NEGATIVE COVENANTS		25
5.1	Financial Covenants	25
5.2	Negative Covenants	25
Section 6 – SECURITY INTEREST		27
6.1	Grant of Security Interest	27
6.2	Lender’s Rights	29
6.3	Grant of License to Use Intellectual Property Collateral	30
Section 7 – EVENTS OF DEFAULT, RIGHTS AND REMEDIES		30
7.1	Events of Default	30
7.2	Remedies	32
7.3	Waivers by Credit Parties	34
7.4	Proceeds	34
Section 8 – MISCELLANEOUS		34
8.1	Complete Agreement; Modification of Agreement	34
8.2	Expenses	34
8.3	No Waiver	35
8.4	Severability; Section Titles	35
8.5	Authorized Signature	35
8.6	Notices	36
8.7	Counterparts	36
8.8	Assignments	36
8.9	Time of the Essence	36
8.10	Governing Law	37
8.11	Submission to Jurisdiction; Waiver of Jury Trial	37
8.12	Press Releases	37
8.13	Reinstatement	37
8.14	Illegality	38
8.15	Set Off and Survival	38
8.16	Increased Costs	38
8.17	Conflict	40
Section 9 – SPECIAL PROVISIONS		40
9.1	Interest Act (Canada)	40
9.2	Excess Resulting from Exchange Rate Change	40
9.3	Judgment Currency	40
9.4	USA Patriot Act	41
9.5	Calculations	41
9.6	Language	41

This LOAN AGREEMENT is dated as of February 12, 2021 and agreed to by and between DIRTT Environmental Solutions Ltd. and DIRTT Environmental Solutions, Inc. (each a “Borrower”, and collectively the “Borrowers”), each other Credit Party executing this Agreement, and Royal Bank of Canada (“Lender”).

RECITALS:

A. Borrowers desire to obtain the Loans and other financial accommodations from Lender and Lender is willing to provide the Loans and accommodations all in accordance with the terms of this Agreement.

B. Capitalized terms used herein shall have the meanings assigned to them in Schedule A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern. All schedules, attachments, addenda and exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

Section 1 – AMOUNT AND TERMS OF CREDIT

1.1 Loans

(a) Advances. Subject to the terms and conditions of this Agreement, from the Closing Date and until the Commitment Termination Date: (i) Lender agrees to make available to the Borrowers advances (each, a “Revolving Credit Advance”) in $ based upon RBP or Term CORRA (subject to a minimum of $500,000 in the case of Revolving Credit Advances made based upon RBP, $1,000,000 in the case of Revolving Credit Advances made based upon Term CORRA and in both cases in integral multiples of $100,000 in excess thereof) and subject to such limits as Lender may specify in U.S.$ based upon RBUSBR or the Term SOFR Rate (subject to a minimum of U.S.$500,000 in the case of Revolving Credit Advances made based upon RBUSBR, U.S.$1,000,000 in the case of Revolving Credit Advances made based upon the Term SOFR Rate and in both cases in integral multiples of U.S.$100,000 in excess thereof) and to incur Letter of Credit Obligations, subject to the Letter of Credit Sublimit, in an aggregate outstanding amount not to exceed the Borrowing Availability; and (ii) a Borrower may at its request from time to time borrow, repay and reborrow, and may cause Lender to incur Letter of Credit Obligations, under this Section 1.1.

(b) Borrowing. A Borrower shall request each Revolving Credit Advance by written notice to Lender substantially in the form of Exhibit A (each a “Notice of Borrowing”) given no later than: (i) 3:00 p.m. (Toronto time) one (1) Business Day prior to the Business Day of the proposed advance, in the case of Revolving Credit Advances to be made in $ based upon RBP and in U.S.$ based upon RBUSBR; and (ii) 12:00 p.m. (Toronto time) one (1) Business Day prior to the Business Day of the proposed advance, in the case of Revolving Credit Advances to be made in $ based upon Term CORRA; and (iii) 12:00 p.m. (Toronto time) two (2) Business Days prior to the Business Day of the proposed advance and within two (2) Business Days of the delivery of the documents and information provided for in Section 4.1(a), in the case of Revolving Credit Advances to be made in U.S.$ based upon the Term SOFR Rate. Lender shall be fully protected under this Agreement in relying upon, and shall be entitled to rely upon: (i) any Notice of Borrowing believed by Lender to be genuine; and (ii) the assumption that the Persons making electronic requests or executing and delivering a Notice of Borrowing were duly authorized, unless the responsible individual acting thereon for Lender shall have actual knowledge to the contrary. As an accommodation to Borrowers, Lender may permit telephonic (which shall, promptly upon request be confirmed in writing by a Borrower), electronic, or facsimile requests for a Revolving Credit Advance and electronic or facsimile transmittal of instructions, authorizations, agreements or reports to Lender by Borrowers. Unless Borrowers specifically direct Lender in writing not to accept or act upon telephonic, facsimile or electronic communications from a Borrower, Lender shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of Lender’s honouring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrowers, and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.

(c) Borrowing Base Certificate. In making any Loan hereunder Lender shall be entitled to rely upon the most recent Borrowing Base Certificate delivered to Lender by Borrowers and other information available to Lender. Lender shall be under no obligation to make any further Revolving Credit Advance or incur any other Obligation if Borrowers shall have failed to deliver a Borrowing Base Certificate to Lender by the time specified in Section 4.1(a) or if an Event of Default shall be continuing.

(d) Letters of Credit. Subject to the terms and conditions of this Agreement, Borrowers shall have the right to request, and Lender agrees to incur, the Letter of Credit Obligations for the account of Borrowers in accordance with Schedule C and for greater certainty, any amount advanced by Lender on account of the Letter of Credit Obligations shall be deemed a Loan and Revolving Credit Advance.

(e) Bank Products. Subject to the terms and conditions of this Agreement, Lender may provide Bank Products to Borrowers in accordance with Schedule H.

(f) Overdrafts. The existence of any overdraft in any of the bank accounts maintained with Lender in consequence of Lender charging or debiting any amount as provided in Section 1.10 or any cheque or other item presented for payment in an amount greater than the available balance in such account, whether or not pursuant to any limit established by Lender in its sole, unfettered discretion (an “Overdraft”) shall be deemed to be a request for an advance hereunder and shall constitute a Loan and Revolving Credit Advance (being either an RBP based loan or an RBUSBR based loan, as the case may be) in the amount of such Overdraft. In addition to all other terms and conditions set out in this Agreement, Lender shall not, however, have any obligation to honour any Overdraft if such proposed Overdraft together with all other Overdrafts then outstanding should, in the aggregate, exceed $1,500,000, or the Equivalent Amount thereof in U.S.$.

(g) EDC Guaranteed Letters of Credit. Subject to the terms and conditions of this Agreement, Borrowers shall have the right to request, and Lender agrees to incur, the EDC Guaranteed Letter of Credit Obligations in an aggregate amount of up to the EDC Guaranteed Maximum Amount, which shall be fully guaranteed by EDC pursuant to the EDC Guarantee, for the account of Borrowers in accordance with Schedule C (the “EDC Guaranteed Letter of Credit Facility”) and for greater certainty, any amount advanced by Lender on account of the EDC Guaranteed Letter of Credit Obligations shall be deemed a Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the EDC Guaranteed Letter of Credit Facility is available on a revolving basis and accordingly, the Borrowers may re-borrow the whole or any part of any EDC Guaranteed Letter of Credit Facility that is previously repaid. For greater certainty, any repayment made under the EDC Guaranteed Letter of Credit Facility shall not reduce the EDC Guaranteed Letter of Credit Facility.

1.2 Term and Prepayment

(a) Upon the Commitment Termination Date, the obligation of Lender to make Revolving Credit Advances, incur EDC Guaranteed Letter of Credit Obligations and extend other credit hereunder shall immediately terminate and Borrowers shall pay to Lender in full, in cash:

(i) all outstanding Revolving Credit Advances and all accrued but unpaid interest thereon; (ii) an amount sufficient to enable Lender to hold cash collateral as specified in Schedule C; and (iii) all other non-contingent Obligations due to Lender.

(b) If the aggregate Revolving Credit Loans shall at any time exceed the Borrowing Availability, then Borrowers shall immediately repay the Revolving Credit Loan in the amount of such excess.

(c) Borrowers shall have the right, at any time upon thirty (30) days prior written notice to Lender to: (i) terminate voluntarily Borrowers’ right to receive or benefit from, and Lender’s obligation to make Revolving Credit Advances and to incur Letter of Credit Obligations; and (ii) prepay all of the Obligations; provided, however, that with respect to Revolving Credit Advances made based upon Term CORRA or the Term SOFR Rate prepaid by Borrowers prior to the expiration date of the Interest Period applicable thereto, Borrowers shall pay to Lender the amounts described in Section 1.14(c). Following receipt of such notice by Lender, the effective date of termination of the Revolving Credit Loan specified in such notice shall be deemed to be the Commitment Termination Date. If Borrowers exercise their right of termination and prepayment, or if Lender’s obligation to make Loans is terminated for any reason prior to the Stated Expiry Date then in effect (including as a result of the occurrence of a Default), Borrowers shall pay to Lender the amounts (if any) described in Section 1.14(c).

1.3 Use of Proceeds

Borrowers shall use the proceeds of the Loans: (i) to refinance on the Closing Date certain outstanding Indebtedness, if any, as provided in Section 2.1(b); (ii) for working capital and (iii) for general corporate purposes. The Borrowers agree not to request Loans solely for the purpose of accumulating and/or maintaining cash or cash equivalents in depository or investment accounts outside of their ordinary course of business.

1.4 Joint and Several

Except as expressly provided otherwise herein, the term “Borrower” as used herein shall include DIRTT Environmental Solutions Ltd. and DIRTT Environmental Solutions, Inc. and each of them or either of them, as the context may require. Each Borrower acknowledges that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrower, directly and primarily liable to the Lender for the Obligations regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Lender accounts for such Loans or other extensions of credit on its books and records, (ii) each of the Obligations shall be secured by all of the Collateral, (iii) each Borrower shall have the obligations of co-maker and shall be primary obligors with respect to the Loans and the other Obligations, it being agreed that the Loans to each Borrower inure to the benefit of all Borrowers, and (iv) the Lender is relying on such joint and several liability of the Borrowers as co-makers in extending the Loans hereunder. Notwithstanding anything to the contrary contained in this Agreement, the Lender shall be entitled to rely upon any request, notice or other communication received by it from either Borrower on behalf of both Borrowers, and shall be entitled to treat its giving of any notice hereunder pursuant to Section 8.6 hereof as notice to each Borrower.

1.5 Interest

Borrowers shall pay interest to Lender on the aggregate outstanding Revolving Credit Advances as follows: (i) at a floating per annum rate equal to the RBP plus the Applicable Margin in the case of RBP based loans; (ii) at a floating per annum rate equal to the RBUSBR plus the Applicable Margin in the case of RBUSBR based loans; (iii) at a per annum rate equal to the Adjusted Term CORRA plus the Applicable Margin in the case of Term CORRA Loans; and (iv) at a per annum rate equal to the Term SOFR Rate plus the Applicable Margin in the case of Term SOFR Loans (in each case, the “Advance Rate”). All computations of interest in respect of Loans made in $ based upon RBP or Adjusted Term CORRA or in U.S. $ based upon RBUSBR and all calculations of the Letter of Credit Fee, shall be made by Lender on the basis of a three hundred and sixty-five (365) or three hundred and sixty-six (366), as applicable, day year, in each case for the actual number of days occurring in the period for which such interest or fee is payable and shall be calculated daily and compounded (if unpaid) in arrears on the last day of each calendar month with respect to Loans made in $ based upon RBP or in U.S. $ based upon RBUSBR and on each Interest Payment Date with respect to Loans made in $ based upon Adjusted Term CORRA. In the case of Loans made in U.S.$ based upon the Term SOFR Rate, interest on each advance will accrue daily on the basis of a year of 360 days, for the actual number of days occurring in the period for which such interest is payable and shall be calculated daily and compounded (if unpaid) in arrears on each Interest Payment Date. Any change in RBP or RBUSBR shall be effective as of the opening of business on the Business Day such change takes place.

(a) Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. If any provision of this Agreement would oblige the Borrowers to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by any applicable law or would result in a receipt by the Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest required to be paid to the Lender under this section and thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(b) Interest shall be payable on the outstanding Revolving Credit Advances: (i) in arrears for the preceding calendar month on the first Business Day of each calendar month; (ii) on the Interest Payment Date, in the case of Revolving Credit Advances based upon Adjusted Term CORRA or the Term SOFR Rate; (iii) on the Commitment Termination Date; and (iv) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender.

(c) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Advance Rate and the Letter of Credit Fee shall in the discretion of Lender be increased by three percentage points (3%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest and Letter of Credit Fees, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

(d) If any interest or any other payment (including Unused Line Fees and Collateral Monitoring Fees) to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

(e) Canadian Conforming Changes. In connection with the use or administration of CORRA or Term CORRA, the Lender will have the right to make Canadian Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrowers of the effectiveness of any Canadian Conforming Changes in connection with the use or administration of CORRA or Term CORRA, as applicable.

(f) Interest Rates. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to RBP, RBUSBR, Term CORRA, Adjusted Term CORRA, Term SOFR, Adjusted Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement or Canadian Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Canadian Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, RBP, RBUSBR, Term CORRA, Adjusted Term CORRA, Term SOFR, Adjusted Term SOFR or any other Benchmark or Canadian Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Canadian Conforming Changes or Benchmark Replacement Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of RBP, RBUSBR, Term CORRA, Adjusted Term CORRA, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement or Canadian Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Lender may select information sources or services in its reasonable discretion to ascertain RBP, RBUSBR, Term CORRA, Adjusted Term CORRA, Term SOFR, Adjusted Term SOFR or any other Benchmark or Canadian Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6 Continuation and Conversion Elections

(a) Borrowers may, upon irrevocable written notice to Lender in accordance with Section 1.6(b):

(i) elect, as of any Business Day, in the case of Revolving Credit Advances based upon RBUSBR, to convert any such Revolving Credit Advance (or any part thereof in an amount not less than U.S.$1,000,000 or that is in an integral multiple of U.S.$100,000 in excess thereof) into a Revolving Credit Advance based upon the Term SOFR Rate or, as of any Business Day at the end of any Interest Period applicable thereto, in the case of Revolving Credit Advances based upon the Term SOFR Rate, to convert any such Revolving Credit Advance (or any part thereof) into a Revolving Credit Advance based upon RBUSBR;

(ii) elect, as of any Business Day, in the case of Revolving Credit Advances based upon RBP, to convert any such Revolving Credit Advance (any part thereof in any amount not less than $1,000,000 or that is in an integral multiple of $100,000 in excess thereof) into a Revolving Credit Advance based upon Adjusted Term CORRA or, as of any Business Day at the end of any Interest Period applicable thereto, in the case of Revolving Credit Advances based upon Adjusted Term CORRA, to convert any such Revolving Credit Advance (or any part thereof) into a Revolving Credit Advance based upon RBP;

(iii) elect, as of the last day of the applicable Interest Period, to continue any Revolving Credit Advances based upon the Term SOFR Rate having Interest Periods expiring on such day (or any part thereof in an amount not less than U.S.$500,000 or that is in an integral multiple of U.S.$100,000 in excess thereof); and

(iv) elect, as of the last day of the applicable Interest Period, to continue any Revolving Credit Advances based upon Adjusted Term CORRA having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000 or that is in an integral multiple of $100,000 in excess thereof);

provided, that if at any time the aggregate amount of Revolving Credit Advances based upon the Term SOFR Rate or Adjusted Term CORRA, as applicable, is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000 in the case of Revolving Credit Advances based upon Adjusted Term CORRA or U.S.$1,000,000 in the case of Revolving Credit Advances based upon the Term SOFR Rate, such Revolving Credit Advances based upon the Term SOFR Rate or Adjusted Term CORRA, as applicable, shall automatically convert (i) in the case of Revolving Credit Advances based upon the Term SOFR Rate into Revolving Credit Advances based upon RBUSBR and (ii) in the case of Revolving Credit Advances based upon Adjusted Term CORRA, into Revolving Credit Advances based upon RBP.

(b) Borrowers shall deliver a notice of continuation/conversion (“Notice of Continuation/Conversion”) in the form of Exhibit A to be received by Lender not later than 12:00 p.m. (Toronto time) at least one (1) Business Day in advance of the Continuation/Conversion Date if the Revolving Credit Advances are to be converted into or continued as Revolving Credit Advances based upon Adjusted Term CORRA and at least two (2) Business Days in advance of the Continuation/Conversion Date if the Revolving Credit Advances are to be converted into or continued as Revolving Credit Advances based upon the Term SOFR Rate and otherwise by 12:00 p.m. on the Continuation/Conversion Date if the Revolving Credit Advances are to be converted into Revolving Credit Advances based upon RBP or RBUSBR.

(c) If by no later than two (2) Business Days prior to the expiration of any Interest Period applicable to Revolving Credit Advances based upon the Term SOFR Rate or by not later than one (1) Business Day prior to the expiration of any Interest Period applicable to Revolving Credit Advances based upon Adjusted Term CORRA, Borrowers have failed to deliver a Notice of Continuation/Conversion to Lender in respect of such Interest Period to be applicable to Revolving Credit Advances based upon the Term SOFR Rate or Adjusted Term CORRA or if any Default or Event of Default then exists, and/or if such Notice of Continuation/Conversion would apply to a Term SOFR Rate Advance after the date that is one month prior to the Commitment Termination Date, Borrowers shall be deemed to have elected to convert such Revolving Credit Advances based upon the Term SOFR Rate into Revolving Credit Advances based upon RBUSBR or Revolving Credit Advances based upon Adjusted Term CORRA into Revolving Credit Advances based upon RBP, effective as of the expiration date of such Interest Period.

(d) During the existence of a Default or Event of Default, Borrowers may not elect to have a Revolving Credit Advance converted or continued and Revolving Credit Advances during such period shall be based upon RBP or RBUSBR, as applicable.

(e) After giving effect to any conversion or continuation of Revolving Credit Advances, there may not be more than five (5) different Interest Periods in effect hereunder unless consented to by Lender.

1.7 Cash Management System

Until the Termination Date, Borrowers will maintain the cash management system described in Schedule D. All payments in respect of the Collateral shall be made to or deposited in the Blocked Accounts described in Schedule D in accordance with the terms thereof.

1.8 Fees

Each Borrower agrees to pay to Lender the Fees set forth in Schedule E.

1.9 Receipt of Payments; Taxes

Each Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.10) without set-off, counterclaim or deduction and free and clear of all Taxes on the day when due in lawful money of Canada in immediately available funds to the Blocked Accounts, except as required by applicable law. If any Borrower shall be required by applicable law to deduct or withhold any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions and withholdings, Lender receives an amount equal to that which it would have received had no such deductions and withholdings been made. In addition but without duplication, each Credit Party shall jointly and severally indemnify Lender, within 10 days after demand therefor, for any Taxes (including Taxes imposed or asserted on amounts payable pursuant to this sentence) paid or payable by Lender in respect of any amount paid by Borrower under this Agreement, together with reasonable out-of-pocket expenses with respect thereto. For purposes of computing interest, Fees and determining Net Borrowing Availability, all payments shall be deemed received by Lender one (1) Business Day following receipt of immediately available funds in the Blocked Accounts.

1.10 Application and Allocation of Payments

Each Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable. Lender is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made Revolving Credit Advances on behalf of either Borrower, for: (a) payment of all Fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by such Borrower under this Agreement or any of the other Loan Documents; (b) the payment, performance or satisfaction of any of such Borrower’s obligations with respect to preservation of the Collateral; or (c) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement, even if the making of any such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan to exceed the Borrowing Availability, and Borrower agrees to repay immediately, in cash, any amount by which the Revolving Credit Loan exceeds the Borrowing Availability.

1.11 Accounting

Lender is authorized to record on its books and records the date and amount of each Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, absent manifest error. Lender shall provide Borrower on a monthly basis a statement and accounting of such recordations but any failure on the part of Lender to keep any such recordation (or any errors therein) or to send a statement thereof to Borrowers shall not in any manner affect the obligation of Borrowers to repay any of the Obligations. Except to the extent that a Borrower shall, within thirty (30) days after such statement and accounting is sent, notify Lender in writing of any objection Borrowers may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrowers, absent manifest error.

1.12 Indemnity

Borrower and each other Credit Party executing this Agreement jointly and severally agree to indemnify and hold Lender and its Affiliates, and their respective employees, officers, directors, professional advisors and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including legal fees and disbursements and other costs of investigation or defence, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of or relating to, this Agreement and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Taxes and legal costs and expenses arising out of or incurred in connection with any dispute between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or wilful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

1.13 Borrowing Base; Reserves

The Borrowing Base shall be determined by Lender (including the eligibility of Accounts and Inventory) based on the most recent Borrowing Base Certificate delivered to Lender in accordance with Section 4.1(a) and such other information available to Lender. The Revolving Credit Loan shall be subject to Lender’s continuing right to withhold from Borrowing Availability reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Lender’s good faith credit judgment such reserves are necessary, including to protect Lender’s interest in the Collateral or to protect Lender against possible non-payment of Accounts for any reason by Account Debtors or possible diminution of the value of any Collateral or possible non-payment of any of the Obligations or for any Taxes or in respect of any state of facts which could constitute a Default. Lender may, at its option, implement reserves by designating as ineligible a sufficient amount of Accounts or Inventory which would otherwise be Eligible Accounts or Eligible Inventory, as the case may be, so as to reduce the Borrowing Base by the amount of the intended reserves.

1.14 Funding Losses

Each Borrower shall jointly and severally reimburse and indemnify Lender and hold Lender harmless from any loss or expense which Lender may sustain or incur as a consequence of:

(a) the failure of any Borrower to make on a timely basis any payment of principal on any Revolving Credit Advance made based upon the Term SOFR Rate or Adjusted Term CORRA;

(b) the failure of any Borrower to borrow, continue or convert a Revolving Credit Advance after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion, as the case may be; or

(c) the prepayment or other payment (including after acceleration thereof but excluding prepayment mandated by the provisions of Section 8.14(b)) of any Revolving Credit Advance made based upon the Term SOFR Rate or Adjusted Term CORRA on a day that is not the last day of the relevant Interest Period;

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Revolving Credit Advances made based upon the Term SOFR Rate or Adjusted Term CORRA or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary and reasonable administrative fees charged by Lender in connection with the foregoing.

1.15 Inability to Determine Rates

If Lender determines, which determination is final, conclusive and binding upon the Borrowers, that,

(a) for any reason, adequate and reasonable means do not exist for determining Term CORRA or the Term SOFR Rate for any requested Interest Period with respect to a proposed Revolving Credit Advance made based upon Adjusted Term CORRA or the Term SOFR Rate (including, without limitation, because such rate is not available from or published on a current basis by the services used by the Lender to obtain such rate), or

(b) that Adjusted Term CORRA or the Term SOFR Rate for any requested Interest Period with respect to a proposed Revolving Credit Advance made based upon Adjusted Term CORRA or the Term SOFR Rate does not adequately and fairly reflect the effective cost to Lender of funding such Revolving Credit Advance or the costs to the Lender are increased or the income receivable by the Lender is reduced in respect of Revolving Credit Advance, then Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain Revolving Credit Advances made based upon Adjusted Term CORRA or the Term SOFR Rate, as applicable, hereunder shall be suspended until Lender revokes such notice in writing, and the Lender may request that an existing Term SOFR Loan be converted to a RBUSBR based loan or an existing Term CORRA Loan be covered to a RBP based loan and any such loans will in any event automatically be converted on the expiry of the then current Interest Period. Borrowers may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it. If Borrowers do not revoke such notice, Lender shall make the Revolving Credit Advance, as proposed by Borrowers, in the amount specified in the applicable notice submitted by Borrowers, but such Revolving Credit Advance shall be made as a RBUSBR based loan instead of a Term SOFR Loan or a RBP based loan instead of a Term CORRA Loan, as the case may be.

1.16 Benchmark Replacement Setting

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Lender may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (Toronto) time) on the fifth (5th) Business Day after the date such proposed amendment is provided to the Borrower without any action or consent of the Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section will occur prior to the applicable Benchmark Transition Start Date.

(ii) No Fx Facility documentation shall be deemed to be a “Loan Document” for purposes of this Section.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Lender will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Subsection (d). Any determination, decision or election that may be made by the Lender pursuant to this Section 1.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement):

(i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate), and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion, or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of this Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Lender may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time, to remove such unavailable, non-representative, non-compliant or non-aligned tenor, and

(ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement), or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks (including a Benchmark Replacement), then the Lender may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time, to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Revolving Credit Advance made based upon the Term SOFR Rate, conversion to or rollover of a Revolving Credit Advance made based upon the Term SOFR Rate to be made, converted or rolled over during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for, or a conversion to, a Loan based on RBUSBR, as applicable.

(f) Definitions.

(i) “Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case as of such date and not including any tenor for such Benchmark that is then-removed from the definition of Interest Period pursuant to Section 1.16(d).

(ii) “Benchmark” means, initially, Adjusted Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark

Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.16(a).

(iii) “Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of:

(A) the alternative benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a benchmark rate or mechanism for determining such a rate by the Relevant Governmental Body, and (b) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Canadian dollar denominated bilateral credit facilities in Canada at such time; and

(B) the related Benchmark Replacement Adjustment;

provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

(iv) “Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Lender and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Canadian dollar-denominated bilateral credit facilities in Canada at such time.

(v) “Benchmark Replacement Conforming Changes” means, with respect to either the use or adoption of Term SOFR Rate or the use, adoption, administration or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “RBUSBR”, “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or rollover notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such rate or to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

(vi) "Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(A) In the case of Clause (A) or Clause (B) of the definition of "Benchmark Transition Event", the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(B) In the case of Clause (C) of the definition of "Benchmark Transition Event", the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, noncompliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such Clause (C) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of Clause (A) or Clause (B) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

(vii) “Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(A) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(B) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(C) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Association of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

(viii) "Benchmark Transition Start Date" means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date, and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of the date of such public statement or publication of information (or, if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

(ix) "Benchmark Unavailability Period" means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.16, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.16.

(x) “Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto.

(xi) “Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment

1.17 Canadian Benchmark Replacement Setting

(a) Canadian Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date have occurred prior any setting of the then-current Canadian Benchmark, then (x) if a Canadian Benchmark Replacement is determined in accordance with clause (a) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of such Canadian Benchmark setting and subsequent Canadian Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Canadian Benchmark Replacement is determined in accordance with clause (b) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any

Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(b) Canadian Conforming Changes. In connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement, the Lender will have the right to make such Canadian Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrowers of (i) the implementation of any Canadian Benchmark Replacement and (ii) the effectiveness of any such Canadian Conforming Changes in connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement. The Lender will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Canadian Benchmark pursuant to Section 1.17(d) and (y) the commencement of any Canadian Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 1.17 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.17.

(d) Unavailability of Tenor of Canadian Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement), (i) if the then-current Canadian Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such Canadian Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Canadian Benchmark has provided a public statement or publication of information announcing that any tenor for such Canadian Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Canadian Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Canadian Benchmark (including a Canadian Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Canadian Benchmark (including a Canadian Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Canadian Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Canadian Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Canadian Benchmark Unavailability Period, the Borrowers may revoke any pending request for a Revolving Credit Advances of, conversion to or continuation of Loans, which are of the type that have a rate of interest determined by reference to the then-current Canadian Benchmark, to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Revolving Credit Advance of or conversion to (i) for a Canadian Benchmark Unavailability Period in respect of Term CORRA, Daily Compounded CORRA Loans, and (ii) for a Canadian Benchmark Unavailability Period in respect of a Canadian Benchmark other than RBP based Loans.

Section 2 – CONDITIONS PRECEDENT

2.1 Conditions to the Initial Loans

Lender shall not be obligated to make any of the Loans or to perform any other action hereunder, until the following conditions have been satisfied in a manner satisfactory to Lender in its sole discretion, or waived in writing by Lender:

(a) the Loan Documents to be delivered on or before the Closing Date shall have been duly executed and delivered by the appropriate parties, all as set forth in the Schedule of Documents (Schedule F);

(b) Lender shall have received evidence that all of the obligations of the Credit Parties to Royal Bank of Canada under the Existing Credit Facility as in effect immediately prior to the Closing Date will be performed and paid in full from the proceeds of the initial Loans;

(c) Lender shall have received and shall be satisfied with such estoppel letters, landlord waivers, mortgagee, processor and bailee waivers and such other consents (including consents from Governmental Authorities) as Lender may require in its discretion;

(d) Lender shall have received and shall be satisfied with such subordination and intercreditor agreements as Lender may require in its discretion;

(e) the insurance policies provided for in Section 3.16 shall be in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favour of Lender as required under such Section;

(f) as of the Closing Date, Net Borrowing Availability shall be not less than $8,000,000 after giving effect to the initial Revolving Credit Advances and Letter of Credit Obligations (calculated on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales);

(g) [reserved];

(h) Lender shall have received opinions of counsel to each of the Credit Parties (including opinions relating to enforceability, the Lender’s security in each relevant jurisdiction and such other matters as the Lender reasonably considers necessary in its discretion) with respect to each Loan Document in form and substance satisfactory to Lender;

(i) Lender (and where applicable, Lender’s counsel) shall have completed and be satisfied with the results of all business, environmental and legal due diligence (including review with results satisfactory to Lender of Borrower’s union contracts, if applicable);

(j) Lender shall have received and be satisfied with the results of, Borrower’s field exam, and with regard to the Collateral, the inventory control systems, the books and records and the reporting capability of the Credit Parties;

(k) Lender shall have been provided with and be satisfied with its review of, each Credit Parties’ documents regarding its corporate and capital structure, Material Contracts, debt instruments and governing documents;

(l) Lender shall have reviewed and be satisfied with Credit Parties’ customers’ contracts (including distribution agreements, licence agreements and supply agreements) and, if requested by Lender, the purchase orders relating thereto;

(m) Lender shall have completed and be satisfied with the results of the background and reference checks on Borrower, senior management of Borrowers and the other Credit Parties and shall have received all documentation and other information required by regulatory and governmental authorities under applicable “know-your-customer”, sanctions and anti-money laundering rules and regulations;

(n) Lender shall have received, and same shall continue to be valid and current, certified copies of all the constating documents, by-laws and resolutions of the directors (or partners, members or shareholders as required by Lender) authorizing the Loan Documents, and certificates of incumbency, for Borrowers and each other Credit Party;

(o) Lender shall have received and be satisfied with the Borrowers’ (i) most recent individual and consolidated Projections for the 24 months following the Closing Date (including projections of balance sheet, operating results, cash flows, Capital Expenditures and Net Borrowing Availability), and (ii) updated aged accounts receivable listing (supported by detailed rebates payable), aged accounts payable listing and detailed inventory listing;

(p) a Compliance Certificate shall have been submitted prior to the Closing Date confirming all required covenants have been met; and

(q) the Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, reimbursement or payment of all for all costs and expenses (including the fees and expenses of all counsel, advisors, consultants (including environmental and management consultants), field examiners, appraisers required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

2.2 Further Conditions to the Loans

Lender shall not be obligated to fund any Loan (including the initial Loan(s)), if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date, except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date;

(b) any event or circumstance, which has had or reasonably could be expected to have a Material Adverse Effect, shall have occurred since the Closing Date;

(c) any Default shall have occurred and be continuing or would result after giving effect to such Loan; or

(d) after giving effect to such Loan, the Revolving Credit Loan would exceed the Borrowing Availability.

The request and acceptance by a Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date of such request and the date of such acceptance: (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied; and (ii) a restatement by Borrowers of each of the representations and warranties made by it in each Loan Document and a reaffirmation by Borrowers of the granting and continuance of Lender’s Liens pursuant to the Loan Documents.

Section 3 – REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

To induce Lender to enter into this Agreement and to make the Loans, each Borrower and each other Credit Party executing this Agreement represent and warrant to Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Lender at all times until the Termination Date as follows:

3.1 Corporate Existence; Compliance with Law; Investment Company

Each Credit Party:

(a) is, as of the Closing Date, and will continue to be: (i) a corporation or partnership, as applicable, duly organized, validly existing, registered and in good standing under the laws of the jurisdiction of its incorporation or formation; (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and (iii) in compliance with all Requirements of Law, including without limitation, laws relating to the prevention of money laundering and terrorist financing and Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) has and will continue to have: (i) the requisite power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted; and (ii) all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over such Credit Party which are necessary or appropriate for the conduct of its business;

(c) is Solvent; and

(d) is not an “investment company”, or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.2 Executive Offices; Corporate or Other Names

The full legal name of and jurisdiction of organization of each Credit Party and each of its Subsidiaries is set forth on Disclosure Schedule (3.2). The location of each Credit Party’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve (12) months. As of the Closing Date, during the prior five years, except as set forth in Disclosure Schedule (3.2), no Credit Party has been known as or conducted business in any other name (including trade or business names). Disclosure Schedule (3.2) also sets forth the corporate organizational chart of the Credit Parties as of the Closing Date.

3.3 Corporate Power; Authorization; Enforceable Obligations

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within such Credit Party’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Credit Party (except in the case of Contractual Obligations, where such violation would not reasonably be expected to result in a Material Adverse Effect) ; (d) do not and will not result in the creation or imposition of any Lien (other than in favour of Lender) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority (except in the case of the assignment of any receivables from a Governmental Authority) or any other Person, where such violation would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, each Loan Document shall have been duly executed and delivered on behalf of each Credit Party thereto, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

3.4 Financial Statements and Projections; Books and Records

(a) The Financial Statements delivered by Borrowers to Lender for its most recently ended Fiscal Year, Fiscal Quarter or and Fiscal Month, as applicable, are true, correct and complete and reflect fairly and accurately the financial condition of Borrowers as of the date of each such Financial Statement in accordance with GAAP with the exception that the monthly statements do not include full note disclosure or tax accruals. The Projections most recently delivered by Borrowers to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such Projections were prepared and as of the date delivered to Lender and all such assumptions are disclosed in the Projections; and

(b) Each Borrower and the other Credit Parties shall keep adequate Books and Records with respect to the Collateral and its business activities in which proper entries, reflecting all consolidated and consolidating financial transactions, and payments and credits received on, and all other dealings with, the Collateral, shall be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Financial Statements.

3.5 Material Adverse Change

Between the date of the most recent audited consolidated Financial Statements of the Canadian Borrower delivered to Lender and the Closing Date: (a) no Credit Party has incurred any obligations (except the Convertible Debentures), contingent or non-contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the unaudited consolidated monthly financial statements which could, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) no events have occurred which alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default, and to such Credit Party’s knowledge, no third party is in default, under or with respect to any of its Contractual Obligations, which alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

3.6 Real Estate; Property

The real estate listed in Disclosure Schedule (3.6) constitutes, as of the Closing Date, all of the (i) real property owned, or (ii) leased or used by each Credit Party in its business having Collateral in excess of $50,000, and such Credit Party will not execute any material agreement or contract in respect of the material real estate after the date of this Agreement without giving Lender prompt prior written notice thereof. Each Credit Party holds and will continue to hold good and marketable fee simple title to all of its owned real estate, and good and marketable title to all of its other properties and assets, and valid and insurable leasehold interests in all of its leases (both as lessor and lessee, sublessee or assignee), and none of the properties and assets of any Credit Party are or will be subject to any Liens, except Permitted Encumbrances. With respect to each of the premises identified in Disclosure Schedule (3.6) on or prior to the Closing Date, a bailee, landlord or mortgagee waiver acceptable to Lender has been obtained except as expressly noted in Disclosure Schedule (3.6).

3.7 Ventures, Subsidiaries and Affiliates; Outstanding Shares and Indebtedness

As at the Closing Date, the ownership structure of the Canadian Borrower and its Subsidiaries is as set out in forth in Disclosure Schedule (3.7) and except as set forth in such schedule, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or conducts any of its business with an Affiliate. Except for the Canadian Borrower, all of the issued and outstanding Shares of each Credit Party (including all rights to purchase options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Shares) as of the Closing Date are registered in the name of each of the Shareholders (and in the amounts) set forth on Disclosure Schedule (3.7) or an updated Schedule (3.7) delivered pursuant to Section 4.2.

3.8 Government Regulations

To the extent any Credit Party is subject to or regulated under any federal, provincial, territorial or state statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge, hypothecate, mortgage or otherwise encumber its assets, or to perform its obligations under the Loan Documents, any such Credit Party has complied with such laws. The making of the Loans, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law.

3.9 Taxes; Charges

Except as disclosed on Disclosure Schedule (3.9), all tax returns, reports and statements required by any Governmental Authority to be filed by each Borrower or any other Credit Party have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and no tax Lien (other than Permitted Encumbrances) has been filed against any Credit Party or any Credit Party’s property. Proper and accurate amounts have been and will be withheld by each Borrower and each other Credit Party from their respective past or present employees for all periods in complete compliance with all Requirements of Law and such withholdings have been and will be timely paid to the appropriate Governmental Authorities. Disclosure Schedule (3.9) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the Canada Revenue Agency, the Internal Revenue Service or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.9), none of the Credit Parties nor their respective predecessors are liable for any Charges related to taxes: (a) under any agreement (including any tax sharing agreements or agreement extending the period of assessment of any Charges); or (b) to each Credit Party’s knowledge, as a transferee.

3.10 Payment of Obligations

Each Credit Party will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is at such time being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Credit Party and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

3.11 Pension Plans

Disclosure Schedule (3.11) lists all Plans applicable to the Credit Parties (other than, for greater certainty, Plans maintained by the Government of Canada or any Government of a Province of Canada to which a Credit Party is obligated to contribute under any applicable law). Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal, state, provincial or territorial laws. No Pension Event has occurred or is reasonably expected to occur. The aggregate amount of all normal contributions (as such term is defined for the purpose of the BIA) accruing due but not paid or remitted, all amounts withheld from employees and not paid or remitted and other amounts which might give rise to a Lien giving any priority under the BIA shall never exceed the Minimum Actionable Amount. Notwithstanding anything to the contrary in this Agreement, to the extent that Lender determines that any Lien associated with any Pension Event could reasonably be expected to have priority to any Lien established by Lender, a reserve will immediately be established in an amount that Lender deems necessary in its sole and absolute discretion (it being understood that such amount may equal the amount of the obligation secured by such Lien), and to the extent that after the establishment of such reserve the

Revolving Credit Loans exceed Borrowing Availability and such overadvance is not cured within two (2) days, it shall be an immediate Event of Default. No ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than the Minimum Actionable Amount the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed by more than the Minimum Actionable Amount, the fair market value of the assets of all such underfunded Plans.

3.12 Litigation

No Litigation is pending or, to the knowledge of any Credit Party, threatened against any Credit Party or against any Credit Party’s properties or revenues: (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby; or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.12), as of the Closing Date, there is no Litigation pending or threatened against any Credit Party which seeks damages in excess of the Minimum Actionable Amount or injunctive relief or alleges criminal misconduct of any Credit Party.

3.13 Intellectual Property

As of the Closing Date, all material Intellectual Property owned or used by any Credit Party is listed, together with application or registration numbers, where applicable, in Disclosure Schedule (3.13). Each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will maintain the patenting and registration of all Intellectual Property owned by it with the appropriate Governmental Authority and each Credit Party will promptly apply to patent or register, as the case may be, all new Intellectual Property developed by it and notify Lender in writing five (5) Business Days after filing any such new patent or registration provided that in each case the patenting or registration of such Intellectual Property is commercially reasonable or necessary and the failure to patent or register could reasonably be expected to result in a Material Adverse Effect.

3.14 Full Disclosure/Know Your Customer

No information contained in any Loan Document, the Financial Statements or any written statement furnished by or on behalf of any Credit Party under any Loan Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Without limitation to any other term hereof, each Credit Party shall provide Lender with such documentation and other evidence as is determined necessary by Lender in or for it to be satisfied that it has complied and all times will comply with all “know your customer” requirements under all applicable Requirements of Law (including in connection with any change of laws or requirement or any proposed or actual assignment by Lender). To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"). No part of the proceeds of the Loans made hereunder will be used by any Credit Party or any of its Affiliates, directly or indirectly, for any payments to any subsidiary, joint venture partner, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other Person (i) in furtherance of an offer, payment, promise to pay or authorization of the payment of giving of money, or anything else of value, to any Person in violation of the United States Foreign Corrupt Practices

Act of 1977, as amended, and the rules and regulations thereunder, or any other applicable anti-corruption law.

3.15 Environmental Matters

Except as set forth on Disclosure Schedule (3.15), as of the Closing Date: (a) each real property location owned, leased or occupied by or otherwise in the charge, management or control of each Credit Party (the “Real Property”) is maintained free of material contamination that is required by the applicable Environmental Laws to be removed, remediated or mitigated; (b) no Credit Party is subject to any Environmental Liabilities or, to any Credit Party’s knowledge, potential Environmental Liabilities, in excess of the Minimum Actionable Amount in the aggregate; (c) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or otherwise identifying it as a potentially liable party or requesting information under the EPA or analogous federal or provincial laws, in each case, to the extent applicable, and to the knowledge of any Credit Party, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under the EPA or analogous federal or provincial laws, in each case, to the extent applicable; and (d) each Credit Party has provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to each Real Property location. Each Credit Party shall comply in all material respects with all applicable Environmental Laws and environmental permits.

3.16 Insurance

As of the Closing Date, Disclosure Schedule (3.16) lists all insurance of any nature maintained for current occurrences by each Credit Party, as well as a summary of the terms of such insurance. Each Credit Party shall deliver to Lender certificates of insurance evidencing all of its and those of its Subsidiaries: (a) “All Risks” and business interruption insurance policies naming Lender as loss payee; and (b) commercial general liability policies naming Lender as an additional insured. All policies of insurance on real and personal property will be adequate in form, substance, scope and amount and will contain an endorsement, all in form and substance acceptable to Lender, showing loss payable to Lender (I.B.C. Form 3000 or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Lender, will provide that the insurance companies will give Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or cancelled and that no act or default of any Borrowers or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Lender. If any insurance proceeds are paid by cheque, draft or other instrument payable to any Credit Party and Lender jointly, Lender may endorse such Credit Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance, to be obtained on thirty (30) days notice to the applicable Credit Party, provided such insurance is available and can be obtained on commercially reasonable terms. Each Credit Party shall, on each anniversary of the Closing Date and from time to time at Lender’s request, deliver to Lender a report by a reputable insurance broker, satisfactory to Lender, with respect to such Credit Party’s insurance policies. Each Credit Party will maintain all such insurance in effect during the term of this Agreement.

3.17 Bank Accounts

Each Borrower and the other Credit Parties shall maintain deposit and/or other accounts, including the Blocked Accounts and Disbursement Accounts, with Lender or an Affiliate of Lender acceptable to Lender and will not have any other bank accounts except for the accounts shown on Disclosure Schedule (3.17) without the prior consent of Lender.

3.18 Accounts and Inventory

As of the date of each Borrowing Base Certificate delivered to Lender, each Account listed thereon as an Eligible Account shall be an Eligible Account and all Inventory listed thereon as Eligible Inventory shall be Eligible Inventory. No Credit Party has made, and will not make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by a Credit Party or except for any extensions of time for payment in the ordinary course of its business consistent with historical practice and as previously disclosed to Lender in writing. Disclosure Schedule (3.18) sets forth each Account Debtor from whom a Credit Party has obtained an offset waiver in form and substance satisfactory to Lender. With respect to the Accounts pledged as collateral pursuant to any Loan Document: (a) the amounts shown on all invoices, statements and reports which may be delivered to Lender with respect thereto are actually and absolutely owing to the relevant Credit Party as indicated thereon and are not in any way contingent; (b) no payments have been or shall be made thereon except payments immediately delivered to the applicable accounts described in paragraph 1 of Schedule D or Lender as required hereunder; and (c) to each Credit Parties’ knowledge, all Account Debtors have the capacity to contract. The Credit Parties shall notify Lender promptly of any event or circumstance which, to such Credit Parties’ knowledge would cause Lender to consider any then existing Account or Inventory as no longer constituting an Eligible Account or Eligible Inventory, as the case may be.

3.19 Conduct of Business

Each Credit Party: (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder; and (b) shall at all times maintain, preserve and protect all of the Collateral and all of such Credit Party’s other property and assets, used or useful in the conduct of its business and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

3.20 Material Contracts

As at the Closing Date, all of the Material Contracts of the Credit Parties are described in Schedule G. No Credit Party has received any notice of default or termination under any Material Contracts and are not aware of any default upon the basis of which the other party to any such agreement could terminate such agreement.

3.21 Further Assurances

At any time and from time to time, upon the written request of Lender and at the sole expense of Borrowers, Borrowers and each other Credit Party shall promptly and duly execute and deliver any and all such further financing statements, financing change statements, instruments and documents and take such further action as Lender may reasonably deem desirable: (a) to obtain the full benefits of this Agreement and the other Loan Documents; (b) to protect, preserve and maintain Lender’s rights in any Collateral; or (c) to enable Lender to exercise all or any of the rights and powers herein granted.

3.22 Default

No Default or Event of Default has occurred and is continuing.

3.23 Sanctions

No Credit Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC or Canadian Anti-Terrorism Laws. No Credit Party nor any of its Subsidiaries: (a) is a Sanctioned Person or a Sanctioned Entity; (b) has assets located in Sanctioned Entities; (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities; or (d) engages in any dealing or transactions prohibited by Canadian Anti-Terrorism Laws. The proceeds of any loan made hereunder will not be used (A) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity or (B) in any other manner that would result in a violation of such sanctions by any Person.

3.24 Margin Regulations

No Credit Party is, or will be, engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

3.25 Post-Closing Undertakings

The Credit Parties will ensure that all post closing undertakings as set forth in Schedule J (collectively, the “Post-Closing Undertakings”) have been satisfied within the time periods set forth therein and any failure to satisfy any of the Post-Closing Undertakings within the applicable time periods shall constitute an Event of Default.

Section 4 – FINANCIAL REPORTS, INFORMATION AND NOTICES

4.1 Reports and Information

From the Closing Date until the Termination Date, the Borrowers shall deliver to Lender:

(a) as frequently as Lender may reasonably request and in any event no less than (i) within fifteen (15) Business Days following the end of each Fiscal Month or (ii) during a Cash Dominion Period, weekly on a day agreed upon between Lender and Borrowers and by 12:00 p.m. (Toronto time) on that day,

(i) a Borrowing Base Certificate in the form of Exhibit B as of the close of business of the previous Business Day or previous Fiscal Month, as applicable, detailing the calculation of the Borrowing Base, certified as true and correct by an Authorized Officer,

(ii) an accounts receivable roll forward analysis in the form of Attachment 1 to Exhibit B,

(iii) an Inventory perpetual listing,

(iv) Aged accounts payable listing, aged accounts receivable listing and if requested by the Lender, reconciliations of the aged accounts receivable listing to the general ledger and from the general ledger to the Financial Statements, and

(v) electronic copies of all accounts receivable, accounts payable and inventory ledgers, subledgers and other backup as Lender may reasonably require.

(b) within thirty (30) days following the end of each Fiscal Month:

(i) for each Borrower, its aged accounts payable listing by creditor, its aged accounts receivable listing by Account Debtor, its Inventory perpetual or physical listing and if requested by Lender, reconciliations of the aged accounts receivable listing by Account Debtor and the Inventory perpetual or physical listing (as the case may be) to each Borrower’s trial balance and from the trial balance to the Financial Statements for such Fiscal Month, accompanied by supporting detail and documentation as Lender may reasonably request;

(ii) its trial balance for such Fiscal Month;

(iii) for each Borrower, on a consolidated basis, Financial Statements for such Fiscal Month, which shall provide comparisons to budget and actual results for the corresponding period during the prior Fiscal Year, both on a monthly and year-to-date basis;

(iv) a Compliance Certificate, together with a statement in the form of Attachment 1 to Exhibit C, showing the calculations used in determining compliance with the financial covenants hereunder; and

(v) an updated Schedule G with the compliance certificate delivered pursuant to Section 4.1(b)(iv).

(c) within one hundred and twenty (120) days following the end of each Fiscal Year, the consolidated audited Financial Statements for such Fiscal Year audited without qualification by an independent qualified accounting firm reasonably acceptable to Lender, which shall provide comparisons to the prior Fiscal Year, together with any management letter that may be issued;

(d) within sixty (60) days following the end of each Fiscal Year, consolidated Projections, by month for the next Fiscal Year prepared by Borrowers in a manner consistent with GAAP and accompanied by senior management’s discussion and analysis of such plan and prepared by Borrower in good faith, with care and diligence, and using assumptions which are reasonable under the circumstances at the time such Projections are delivered to Lender and disclosed therein when delivered; and

(e) all the other reports and information set forth in Exhibit B in the time frames set forth therein.

4.2 Notices

(a) Borrowers shall advise Lender:

(i) as soon as practicable, on becoming aware, in reasonable detail, of:

(A) any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline;

(B) any material change in the composition of the Collateral;

(C) the occurrence of any Default or other event which has had or could reasonably be expected to have a Material Adverse Effect;

(D) the existence or commencement of any Litigation against any Credit Party or any Plan, seeking damages of more than the Minimum Actionable Amount, in each case, if applicable, or any allegation of criminal misconduct against any Credit Party;

(E) any event or circumstance which, to such Credit Parties’ knowledge would cause Lender to consider any then existing Account as no longer constituting an Eligible Account; and

(F) any event or circumstance which, to such Credit Parties’ knowledge would cause Lender to consider any then existing Inventory as no longer constituting Eligible Inventory.

(ii) if and when it becomes aware of any Release, on, at, in, under, above, to, from or about any of its Real Property in writing within seven (7) Business Days and shall promptly forward to Lender a copy of any order, notice, permit, application, or any communication or report received by it or any other Credit Party in connection with any such Release;

(iii) promptly (a) upon written notice of the occurrence of any default or event of default under the Surety Agreements; and (b) notice in writing of draws under Surety Letter of Credit by the Surety as required by the Lender;

(iv) promptly of any issuance of securities by the U.S. Borrower to any Person other than the Canadian Borrower; and

(v) as soon as practicable, update Schedule (3.7) to reflect any issuance of securities by the U.S. Borrower.

(b) Each Credit Party shall, upon request of Lender, furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of the Credit Parties or the Collateral as Lender may reasonably request, all in reasonable detail.

Section 5 – FINANCIAL AND NEGATIVE COVENANTS

5.1 Financial Covenants

(a) Upon an FCCR Trigger and each subsequent Fiscal Month thereafter until the Fiscal Month in which Net Borrowing Availability exceeds the greater of (i) 15% of Borrowing Availability or (ii) $3,000,000, for at least thirty (30) consecutive calendar days, the Canadian Borrower shall maintain a consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00 calculated on a trailing twelve (12) month basis and tested as of the end of each Fiscal Month.

5.2 Negative Covenants

Each Credit Party covenants to Lender that so long as this Agreement is in effect:

(a) such Credit Party shall not form any Subsidiary or merge with, amalgamate with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or make any investment in or, make a loan or advance to, any Person, except as provided in Section 5.2(c) below or except for transactions between Credit Parties; provided that, if any such transaction among Credit Parties involves a Borrower, the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Lender and the Borrower (or, if not the Borrower, the surviving Person) and shall be a corporation, a limited liability company or partnership organized under the laws of Canada or the United States;

(b) such Credit Party shall not cancel any debt owing to it (other than the write off of accounts receivable (excluding Eligible Accounts) in the normal course) or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations; (ii) Indebtedness existing as of the Closing Date set forth on Disclosure Schedule (5.2(b)); (iii) Indebtedness pursuant to the RBC Leasing Facility, as amended, modified or supplemented from time to time; (iv) deferred taxes; (v) by endorsement of instruments or items of payment for deposit to the general account of such Credit Party; (vi) Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement; (vii) Capital Lease

Obligations and Indebtedness in respect of Purchase Money Indebtedness not to exceed $5,000,000; (viii) Indebtedness in respect of corporate credit cards in an amount not to exceed $1,000,000; (ix) Indebtedness between the Credit Parties; (x) Indebtedness pursuant to the Convertible Debentures; (xi) Indebtedness pursuant to the Surety Bond Facility, (xii) Indebtedness pursuant to the BDC Loan and (xiii) additional Indebtedness incurred after the Closing Date in an aggregate outstanding amount for all such Credit Parties combined not exceeding the Minimum Actionable Amount;

(c) such Credit Party shall not enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates or any other Credit Party other than (i) loans or advances made by one Credit Party to any other Credit Party; (ii) loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding the Minimum Actionable Amount; and (iii) Permitted Investments made by the Credit Parties, provided that the aggregate amount of all such Permitted Investments outstanding at any time (valued at the time such investment was originally made) shall not exceed the lesser of $5,000,000 and 10% of the Adjusted EBITDA of the Borrower for the most recently completed twelve month period; and (iv) the sale, at fair market value, of raw materials, inventory and finished goods between Credit Parties;

(d) such Credit Party shall not make any changes in any of its business objectives, purposes, or operations which could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect, or engage in any business other than that presently engaged in, ancillary thereto, except as permitted by Section 5.2(g) below, or amend its charter or by-laws or other organizational documents;

(e) such Credit Party shall not create or permit any Lien on any of its properties or assets, except for Permitted Encumbrances;

(f) such Credit Party shall not sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, including its Accounts or any Shares or engage in any sale-leaseback, synthetic lease or similar transaction, provided, that the foregoing shall not prohibit (i) the sale of Inventory or obsolete or unnecessary Equipment in the ordinary course of its business, (ii) the sale or transfer, at fair market value, of raw materials, inventory and finished goods from one Credit Party to another Credit Party, (iii) a sale or disposition of machinery or equipment, provided that the proceeds of sale of such machinery and equipment shall not in any consecutive 12 month period exceed an amount equal to 5% of Consolidated Assets, and (iv) the sale of shares by the Canadian Borrower which does not result in a Change of Control;

(g) such Credit Party shall not change its name, chief executive office, corporate offices, warehouses or other material locations having Collateral in excess of $50,000, or location of its records concerning the Collateral, or acquire, lease or use any real estate after the Closing Date where books and records or Collateral in excess of $50,000 will be located without such Person, in each instance, giving thirty (30) days prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral;

(h) such Credit Party shall not make or permit any Restricted Payment in any Fiscal Year, unless, the Payment Conditions have been satisfied; and

(i) no part of such proceeds of the Loans will be used by any Credit Party to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or to reduce or retire any indebtedness incurred for any such purpose. No Credit Party nor any of its Subsidiaries are engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Section 6 – SECURITY INTEREST

6.1 Grant of Security Interest

(a) As collateral security for the prompt and complete payment and performance of the Obligations, each Borrower and each other Credit Party executing this Agreement hereby grants to Lender a security interest in, hypothec on and Lien upon all of its personal property and assets, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: all Accounts; all bank and deposit accounts and all funds on deposit therein; all cash and cash equivalents; all commodity contracts (including all Commodity Contracts (as such term is defined in the UCC)); all investments, Shares and Investment Property; all Inventory and Equipment; all Goods; all Commercial Tort Claims (as such term is defined in the UCC), all Chattel Paper, Documents and Instruments; all Books and Records; all Intangibles; and to the extent not otherwise included, all Proceeds and products of all and any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing, but excluding in all events Hazardous Waste (all of the foregoing, together with any other collateral pledged to Lender or in respect of which Lender may acquire any Lien pursuant to each other Loan Document, collectively, the “Collateral”).

(b) The security in the Collateral shall not extend or apply to consumer goods.

(c) With respect to the US Borrower, the security in the Collateral shall not extend to consumer goods or Excluded Property as defined in the U.S. Security Agreement.

(d) The security in the Collateral shall not extend or apply to the last day of the term of any lease or sublease or any agreement for a lease or sublease, now held or hereafter acquired by the Borrowers in respect of real property, but the Borrowers shall stand possessed of any such last day upon trust to assign and dispose of it as the Lender may direct.

(e) Nothing in this Section shall constitute an assignment or attempted assignment of any license, permit, contract or other agreement which by its provisions or by applicable law is not assignable, which would result in the termination of or a breach under such contract, or which requires the consent of a third party to its assignment unless such consent has been obtained. With respect to any contract which the Lender reasonably determines to be material, the applicable Borrower shall promptly, upon written request by the Lender, attempt to obtain the consent of any necessary third party to its assignment under this Agreement. Upon such consent being obtained or waived, this Section shall apply to the applicable contract without the necessity of any further assurance to effect such assignment. Unless and until such consent to assignment is obtained, such Borrower shall hold all benefit to be derived from such contract in trust for the Lender as additional security for payment of the Obligations and shall deliver up all such benefit to the Lender promptly upon demand by the Lender.

(f) Notwithstanding any other provisions of this Agreement, the security granted hereunder with respect to trademarks constitutes a security interest in, and charge, hypothecation and pledge of such collateral but does not constitute an assignment of such collateral to the Lender and, notwithstanding the generality of the foregoing, the collateral shall not include any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law.

(g) Each Borrower, Lender and each other Credit Party executing this Agreement agree that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favour of Lender. Each Borrower and each other Credit Party executing this Agreement represents, warrants and promises to Lender that: (i) each Borrower and each other Credit Party granting a Lien in Collateral is the sole owner of, or otherwise has a valid property interest in, each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, and has good and marketable title thereto free and clear of any and all Liens of others, other than Permitted Encumbrances; (ii) the security interests, hypothecs and Liens granted pursuant to this Agreement and the Loan Documents, upon completion of the filings and other actions listed on Disclosure Schedule (6.1) (which, in the case of all filings, registrations, publications and other documents referred to in said Disclosure Schedule, have been delivered to Lender in duly executed form, where applicable) will constitute valid perfected security interests and Liens in all Collateral in which a security interest may be perfected by filing or taking such other actions pursuant to the PPSA or the UCC as applicable in favour of Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from any Credit Party (other than purchasers of Inventory in the ordinary course of business) and such security interests and Liens are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Encumbrances which have priority by operation of law or which are permitted to be prior pursuant to the terms of this Agreement and the other Loan Documents; and (iii) no effective security agreement, financing statement, deed of hypothec, equivalent security or Lien covering, charging or hypothecating all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Encumbrances. Each Borrower and each other Credit Party executing this Agreement promise to defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever (other than Persons holding Permitted Encumbrances on such Collateral that have priority over the Lender's Lien), and each shall take such actions, including: (x) upon Lender's request, the prompt delivery of all original Instruments, Chattel Paper and certificated Shares owned by each Borrower and each other Credit Party granting a Lien on Collateral to Lender; (y) notification of Lender’s interest in Collateral at Lender’s request; and (z) the institution of Litigation against third parties as shall be reasonable and prudent in order to protect and preserve each Credit Party’s and Lender’s respective and several interests in the Collateral. Upon Lender’s request, each Borrower (and any other Credit Party granting a Lien on Collateral) shall mark its Books and Records pertaining to the Collateral to evidence the Loan Documents and the Liens granted under the Loan Documents. Upon Lender’s request, all Chattel Paper shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Royal Bank of Canada”.

6.2 Lender’s Rights

(a) (i) upon Lender’s request, Borrower shall cooperate with the Lender to (or subsequent to an Event of Default Lender may at any time in Lender’s own name or in the name of either Borrower), communicate with Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Lender’s satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper or other Collateral; and (ii) Lender may subsequent to an Event of Default, notify Account Debtors, parties to Contracts, and obligors in respect of Chattel Paper, Instruments, or other Collateral that the Collateral has been assigned to or is subject to Liens in favour of Lender and that payments shall be made directly to Lender. Upon the request of Lender, each Borrower shall so notify such Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral. Upon an Event of Default, each Borrower hereby constitutes Lender or Lender’s designee as such Borrower’s legal attorney, agent and mandatary with power to endorse such

Borrower’s name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral.

(b) Each Borrower shall remain liable under each Contract, Instrument and License to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any Contract, Instrument or License (between any Borrower or any other Credit Party and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement or other Loan Documents and Lender shall not be required or obligated in any manner: (i) to perform or fulfill any of the obligations of any Borrower or the other Credit Parties; (ii) to make any payment or inquiry; or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts which may have been assigned to it and/or which is the object of any Liens in its favour or to which it may be entitled at any time or times under or pursuant to any Contract, Instrument or License.

(c) Each Borrower and each other Credit Party shall, with respect to each owned, leased, or controlled real property, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times subject to any limitations imposed upon the Borrower by any landlord of such real property) and without disruption to ordinary business operations: (i) provide access to such property to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate; (ii) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of Borrowers’ and such Credit Party’s Books and Records; and (iii) permit Lender to inspect, review, verify, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Lender considers advisable (a “Field Examination”), and Borrowers and such Credit Party agree to render to Lender, at Borrowers’ and such Credit Party’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Without limiting the generality of the foregoing, Lender shall be entitled to conduct one (1) Field Examination and one (1) inventory appraisal per year, provided that, (A) if at any time a Net Borrowing Availability has been less than the greater of (y) 20% of Borrowing Availability or (z) $4,000,000, for five (5) consecutive Business Days during such 12-month period, one (1) additional Field Examination and one (1) additional inventory appraisal will be permitted in such 12-month period, and (B) if an Event of Default has occurred and is continuing, the Lender may do any of the foregoing at any time and as many times in any year during normal business hours and without advance notice, including, without limitation, additional Field Examinations and inventory appraisals, and provided further that Lender shall not be entitled to conduct one (1) inventory appraisal per year, or any of the additional inventory appraisals set forth in this Section 6.2(c), unless and until the Initial Inventory Appraisal has been completed. The Credit Parties shall be responsible for the reasonable, documented costs and out of pocket expenses of all such visits, Field Examinations and inventory appraisals, including without limitation, the Field Examination Fees.

(d) After the occurrence and during the continuance of a Default, Borrower, at its own expense, shall use reasonable commercial efforts to cause its auditors or any appraiser selected by Lender to deliver to Lender the results of any physical verifications of all or any portion of the Inventory made or observed by such auditors or appraisers when and if such verification is conducted. Lender shall be permitted to observe and consult with Borrower’s accountants or appraisers in the performance of these tasks.

6.3 Grant of License to Use Intellectual Property Collateral

Each Borrower and each other Credit Party executing this Agreement hereby grants to Lender an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Borrower or such Credit Party) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Borrower or such Credit Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.

Section 7 – EVENTS OF DEFAULT, RIGHTS AND REMEDIES

7.1 Events of Default

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing unless and until waived in writing by Lender in accordance with Section 8.3:

(a) The Borrower or any other Credit Party shall fail to pay (i) when due and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due and payable, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) (i) any default occurs in the observance or performance of any of the covenants or agreements contained in any of Sections 3.16, 3.17, 3.18, 4.1, 4.2, 5.1 or 5.2 of this Agreement, or (ii) any default occurs in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document to which any Credit Party and Lender are party (including in respect of any Bank Products) and such default shall continue for thirty (30) days or more after the earlier to occur of: (i) notice of default from the Lender to the Borrowers of the occurrence, or (ii) the date any Borrower becomes aware of such default; or

(c) an event of default occurs in respect of the RBC Lease Facility, the Convertible Debentures or the BDC Loan;

(d) (A) any Material Contract (excluding the RBC Lease Facility) terminates (other than, in each case, pursuant to its terms), or otherwise ceases to be legal, valid, binding and enforceable, (B) if a Credit Party breaches a Material Contract and such breach is not cured within any applicable period of grace unless such breach is subject to a dispute and the applicable Credit Party has accrued sufficient reserves in respect thereto in accordance with GAAP, or (C) an event of default shall occur under any Contractual Obligation of Borrower or any other Credit Party (other than this Agreement, the other Loan Documents and the RBC Lease Facility), and such event of default under this clause (C) either: (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Minimum Actionable Amount or which results in the acceleration of any debt exceeding the Minimum Actionable Amount; or (ii) causes such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Minimum Actionable Amount to become due prior to its stated maturity or prior to its regularly scheduled date of payment; or

(e) any representation or warranty in this Agreement or any other Loan Document is untrue or incorrect in any material respect (or, in the case of any such representation or warranty that is qualified as to materially or Material Adverse Effect, untrue or incorrect in any respect) where made or deemed made; or

(f) there shall be commenced against any Borrower or any other Credit Party any Litigation seeking or effecting any seizure (whether in execution or otherwise), attachment, execution, distraint or similar process against all or any substantial part of its assets which remain unreleased or undismissed for thirty (30) consecutive days, unless within such thirty (30) days, any seizure or taking possession of any property of such Credit Party shall have occurred; or any creditor (other than Lender) takes possession of all or any substantial part of the assets of any Borrower or any other Credit Party; or any creditor (other than Lender) enforces or gives notice of its intention to enforce or gives prior notice with respect to the exercise of any of its hypothecary or other rights under any Liens granted to it by or over any assets of either Borrower or any other Credit Party which enforcement or exercise of rights would reasonably be expected to result in a Material Adverse Effect; or any custodian, receiver, interim receiver, liquidator, assignee, trustee, monitor, sequestrator or similar official is appointed in respect of either Borrower or any other Credit Party or takes possession of all or any substantial part of the assets of any Borrower or any other Credit Party or either Borrower or any other Credit Party commits an “act of bankruptcy” (as defined under the relevant provisions of the BIA), becomes insolvent or shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or make or suffer a transfer of any of its property or the incurring of an obligation which may be fraudulent, reviewable or the object of any proceedings under any applicable Federal, provincial, state or foreign bankruptcy, insolvency, receivership legislation, creditor protection legislation or other similar laws; or

(g) a petition, proposal, notice of intention to file a proposal, case or proceeding shall have been commenced involuntarily against any Borrower or any other Credit Party in a court having competent jurisdiction seeking a declaration, judgment, decree, order or other relief: (i) under the BIA, CCAA or any other applicable federal, provincial, state or foreign bankruptcy, insolvency, receivership, or other law providing for suspension of operations or reorganization of debts or relief of debtors, and seeking either (x) the appointment of a custodian, receiver, interim receiver, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding up or liquidation of the affairs of any such Person, and such proposal, case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a declaration, judgment, decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

(h) any Borrower or any other Credit Party shall: (i) commence any petition, proposal, notice of intention to file a proposal, case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, suspension of operations, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties; (ii) make a general assignment for the benefit of creditors; (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (e) or (f) of this Section 7.1 or clauses (i) or (ii) of this paragraph (g); or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(i) a final judgment or judgments for the payment of money in excess of the Minimum Actionable Amount in the aggregate shall be rendered against any Borrower or any other

Credit Party, unless the same shall be: (i) fully covered by insurance and the issuer(s) of the applicable insurance policies shall have acknowledged full coverage in writing within fifteen (15) days of judgment; or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment, unless within such fifteen (15) days, any seizure or taking possession of any property of such Credit Party shall have occurred; or

(j) any other event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect; or

(k) any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Lender shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral (or any Credit Party shall so assert any of the foregoing);

(l) a Change of Control shall have occurred; or

(m) a Pension Event or an ERISA Event shall have occurred that, alone or together with any other Pension Event or ERISA Events that have occurred, in the opinion of Lender, could give rise to a Material Adverse Effect or could result in any Lien or any liability on the part of Lender in either case in an aggregate amount exceeding the Minimum Actionable Amount.

7.2 Remedies

(a) If any Default shall have occurred and be continuing, then Lender may terminate or suspend its obligation to make further Revolving Credit Advances and to incur additional Letter of Credit or other Obligations. In addition, if any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, including contingent liabilities with respect to Letter of Credit Obligations and EDC Guaranteed Letter of Credit Obligations, whereupon such Obligations shall become and be due and payable; (ii) require that all Letter of Credit Obligations and EDC Guaranteed Letter of Credit Obligations be fully cash collateralized pursuant to Schedule C; or (iii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the PPSA or the UCC; provided, that upon the occurrence of any Event of Default specified in Sections 7.1(f), 7.1(g) or 7.1(h), the Obligations shall become immediately due and payable (and any obligation of Lender to make further Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Lender.

(b) Without limiting the generality of the foregoing, each Borrower and each other Credit Party executing this Agreement expressly agrees that upon the occurrence of any Event of Default, Lender may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of Lender the whole or any part of said Collateral so sold, which upon consummation of such purchase will be free of any right of equity of redemption, which right the Borrowers and each other Credit Party executing this Agreement hereby releases. Such sales may be adjourned, or continued from time to time with or without notice. Lender shall have the right to conduct such sales on any Credit Party’s premises or elsewhere and shall have the right to use any Credit

Party’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Lender deems necessary or advisable.

(c) Upon the occurrence and during the continuance of an Event of Default and at Lender’s request, each Borrower and each other Credit Party executing this Agreement further agrees, to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at its premises or elsewhere. Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to any Credit Party to maintain or preserve the rights of any Credit Party as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or receiver manager to take possession of any Collateral and to enforce any of Lender’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, each Borrower and each other Credit Party executing this Agreement waives all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or wilful misconduct of such Person. Each Borrower and each other Credit Party executing this Agreement agrees that ten (10) days prior notice by Lender to such Credit Party of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Each Borrower and each other Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(d) Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3 Waivers by Credit Parties

Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each of Borrower and each other Credit Party executing this Agreement waives: (a) presentment, demand and protest, and notice of presentment, dishonour, intent to accelerate, acceleration, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guarantees at any time held by Lender on which such Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Each of Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

7.4 Proceeds

The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Lender upon receipt to the Obligations in such order as Lender may deem advisable in its sole discretion (including the cash collateralization of any Letter of Credit Obligations and EDC Guaranteed Letter of Credit

Obligations) and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Lender of any other amount required by any provision of law, the surplus, if any, shall be paid to Borrowers or their representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

Section 8 – MISCELLANEOUS

8.1 Complete Agreement; Modification of Agreement

This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). No Loan Document may be modified, altered or amended except by a written agreement signed by Lender and each other Credit Party that is a party to such Loan Document. Each Borrower and each other Credit Party executing this Agreement or any other Loan Document shall have all duties and obligations under this Agreement and such other Loan Documents from the date of its execution and delivery, regardless of whether the initial Loan has been funded at that time.

8.2 Expenses

Each Borrower jointly and severally agrees to pay or reimburse Lender for all costs and expenses (including the reasonable fees and expenses of all counsel, advisors, consultants (including environmental and management consultants), field examiners, appraisers and auditors retained in connection therewith), incurred in connection with: (a) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder; (b) collection, including deficiency collections; (c) the forwarding to any Borrower or any other Person on behalf of any Borrower by Lender of the proceeds of any Loan; (d) any amendment, waiver or other modification with respect to any Loan Document or advice in connection with the administration of the Loans or the rights thereunder; (e) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, a Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (f) any effort to: (i) monitor the Loans (ii) evaluate, observe or assess any Borrower or any other Credit Party or the affairs of such Person; and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral. Without limiting the foregoing, each Borrower will jointly and severally reimburse Lender for the costs (including reasonable out of pocket expenses plus applicable taxes) related to the Lender’s due diligence including Field Examinations and the verification, evaluation, assessment and approval of Collateral.

8.3 No Waiver

Neither Lender’s failure, at any time, to require strict performance by any Borrower or any other Credit Party of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy which Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of any Borrower or any other Credit Party to Lender contained in any Loan Document and no Default by a Borrower or any other Credit Party under any Loan Document shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Lender and directed to any Borrower specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Lender shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

8.4 Severability; Section Titles

Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of any Borrower or any other Credit Party or the rights of Lender relating to any unpaid Obligation (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Loan Documents shall survive the Termination Date. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

8.5 Authorized Signature

Until Lender shall be notified in writing by a Borrower or any other Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Lender or any of Lender’s officers, agents, or employees to be that of a Credit Party or of an officer of any Borrower or such other Credit Party shall bind such Borrower or such other Credit Party and be deemed to be the act of such Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by such Borrower’s or such other Credit Party’s board of directors, and Lender shall be entitled to assume the authority of each signature and authority of the person whose signature it is or appears to be unless the person acting in reliance thereon shall have actual knowledge to the contrary.

8.6 Notices

Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt (or refusal thereof) and three (3) Business Days after deposit in the mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy, e-mail or other similar facsimile or electronic transmission (with such telecopy, e-mail or facsimile promptly confirmed by delivery of a copy by personal delivery or mail as otherwise provided in this Section 8.6); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule B or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than a Borrower or Lender) designated in Schedule B to receive copies shall in no way adversely affect the effectiveness of such communication.

8.7 Counterparts

This Agreement may be executed in any number of counterparts and by facsimile or other electronic format (including pdf) and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The words “execution”, “execute”, “executed”, “signed”, “signature” and words of like import in this Agreement or in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, in accordance with applicable law including, without limitation, as in provided Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario), the Electronic Transactions Act (British Columbia), the Electronic Transactions Act (Alberta), or any other similar laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada. The parties may, in their discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

8.8 Assignments

This Agreement shall be binding upon and inure to the benefit of Lender, the Credit Parties and their respective heirs, executors, administrators, other legal representatives, successors and assigns. Neither this Agreement nor any interest in this Agreement may be assigned by any Borrower or any other Credit Party without the prior written consent of Lender. Lender may assign or transfer or grant participations in its rights or obligations under this Agreement in whole or in part at any time without notice to or consent of the Credit Parties. Lender may disclose to potential or actual transferees or assignees or participants, any information regarding the Credit Parties as Lender considers necessary and the Credit Parties consent to such disclosure.

8.9 Time of the Essence

Time is of the essence for performance of the Obligations under the Loan Documents.

8.10 Governing Law

Except for Loan Documents expressed to be governed by the laws of another jurisdiction, the Loan Documents and the obligations arising under the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the Province of Alberta applicable to contracts made and performed in such province, without regard to the principles thereof regarding conflicts of laws, and any applicable laws and the federal laws of Canada applicable therein.

8.11 Submission to Jurisdiction; Waiver of Jury Trial

(a) Each Borrower and each other Credit Party executing this Agreement hereby consent and agree that the courts located in Alberta shall have exclusive jurisdiction to hear and determine any claims or disputes between a Borrower and such Credit Party and Lender pertaining to this Agreement or any of the other Loan Documents or to any matter arising out of or related to this Agreement or any of the other Loan Documents; that nothing in this Agreement shall be deemed or operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to collect the Obligations, to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favour of Lender. Each Borrower and each other Credit Party executing this Agreement expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and such Borrower and such Credit Party hereby waive any objection which they may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Each Borrower and each other Credit Party executing this Agreement hereby waive personal service of the summons, complaint and other process issued in any such action or suit and agree that service of such summons, complaint and other process may be made by registered or certified mail addressed to such Borrower or such Credit Party at the address set forth in Schedule B of this Agreement and that service so made shall be deemed completed upon the earlier of such Borrower’s or such Credit Party’s actual receipt thereof (or refusal) or three (3) Business Days after deposit in the mail, proper postage prepaid.

(b) THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER, ANY BORROWER AND ANY CREDIT PARTY

ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

8.12 Press Releases

Neither any Credit Party nor any of its Affiliates will in the future issue any press release or other public disclosure using the name of Royal Bank of Canada or its affiliates without at least two (2) Business Days’ prior notice to Lender and without the prior written consent of Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will use reasonable commercial efforts to consult with Lender before issuing such press release or other public disclosure. Each Credit Party consents to the publication (in the ordinary course) by Lender or Lender’s counsel of customary advertising material (including under league tables, tombstones and for advertising purposes) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logos or trademarks. Such consent shall remain effective until revoked by such Credit Party in writing to Lender.

8.13 Reinstatement

This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any other Credit Party, or otherwise, all as though such payments had not been made.

8.14 Illegality

(a) In the event that Lender determines that, in consequence of any change in any Requirement of Law or any policy applicable to it that it is illegal, unlawful or prohibited for it to make or continue to make any Loans, Letter of Credit Obligations, EDC Guaranteed Letter of Credit Obligations, Bank Products, the RBC Lease Facility or any other Obligations hereunder, it shall have the right to immediately terminate such Loans, Letter of Credit Obligations, EDC Guaranteed Letter of Credit Obligations, Bank Products, the RBC Lease Facility or other Obligations as it shall determine necessary or appropriate and to terminate any commitment to make or continue to make such Loans, Letters of Credit Obligations, Bank Products, the RBC Lease Facility or other Obligations and/or to terminate its commitments hereunder and any of the Loan Documents as it shall determine necessary or appropriate.

(b) If Lender determines that it is unlawful to make, maintain or fund any Revolving Credit Advances based upon the Term SOFR Rate or Adjusted Term CORRA, as applicable, each Borrower shall, upon its receipt of notice of such fact and demand from Lender, prepay in full such Revolving Credit Advances then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Revolving Credit Advances to such day, or immediately, if Lender may not lawfully continue to maintain such Revolving Credit Advances. No payment shall be due under Section 1.14 upon prepayment of Revolving Credit Advances based upon the Term SOFR Rate or Adjusted Term CORRA pursuant to or as a result of the circumstances described in the preceding sentence. If any Borrower is required to so prepay any Revolving Credit Advances based upon the Term SOFR Rate or Adjusted Term CORRA, as applicable, then concurrently with such prepayment, such Borrower shall borrow from Lender, in the amount of such repayment, Revolving Credit Advances based upon RBUSBR or RBP, as applicable.

8.15 Set Off and Survival

Without limitation to any other rights or remedies of Lender, Lender shall have the right at all times without notice to the Credit Parties (which notice is hereby waived to the maximum extent permitted by law) to set off or apply against any Obligations now and hereafter owing (whether matured or contingent) any deposits at any time held by, or other indebtedness at any time owing by, Lender or any of its Affiliates to or for the credit or account of any Credit Party. All indemnities hereunder or under the other Loan Documents shall survive any termination of the Loan Documents unless expressly released in writing.

8.16 Increased Costs

If, by reason of: (a) any adoption of, taking effect of, or change in any Requirement of Law (including any change by way of imposition or increase of statutory reserves or other reserve requirements) or the application, administration, implementation or interpretation thereof; or (b) the compliance with any rule, directive, guideline or request from any government authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law), including the (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case regardless of the date enacted, adopted or issued:

(i) Lender (or its applicable lending office) shall be subject to any Tax with respect to any Loan (including a Letter of Credit) or a change shall result in the basis of taxation of any payment to Lender (or its applicable lending office) with respect to its obligation to make or continue any Loan or issue Letters of Credit or participate in Letter of Credit Obligations or EDC Guaranteed Letter of Credit Obligations; or

(ii) any reserve (including any imposed by the board of governors or any other applicable Governmental Authority), special deposits, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (or its applicable lending office) shall be imposed or deemed applicable, or any other condition, affecting Lender’s (or its applicable lending office’s) obligation to make any Loans or issue Letters of Credit, shall be imposed on Lender (or its applicable lending office);

and as a result there shall be an increase in the cost to Lender (or its applicable lending office) of agreeing to make or making, funding or maintaining Loans, Letters of Credit, Letter of Credit Obligations or EDC Guaranteed Letter of Credit Obligations (except to the extent already included in determination of the rate of interest), or there shall be a reduction in the amount received or receivable by Lender (or its applicable office), then Lender shall promptly notify the Borrowers of such event, and each Borrower jointly and severally agrees to, within five (5) Business Days following demand therefor, pay Lender the amount of such increased costs or reduced amounts.

In the event that Lender shall have determined that the adoption, effectiveness, or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any any government authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency (provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and become effective after the date hereof), has or would have the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender as a consequence of, or with reference to, of agreeing to make or making, funding or maintaining Loans, Letters of Credit, Letter of Credit

Obligations or EDC Guaranteed Letter of Credit Obligations (except to the extent already included in determination of the rate of interest) or of maintaining its obligation to make any such Loan or issue Letters of Credit to a level below that which Lender or such controlling corporation could have achieved but for such adoption, effectiveness, applicability, change or compliance (taking into consideration the policies of Lender or such controlling corporation with regard to capital adequacy), then Lender shall promptly notify the Borrowers of such event, and each Borrower jointly and severally agrees to, within five (5) Business Days following demand therefor, pay Lender such additional amount or amounts as will compensate Lender or such controlling corporation on an after‑tax basis for such reduction.

If Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender the Applicable Margin will not adequately and fairly reflect the cost to Lender of funding Loans or incurring Letter of Credit Obligations, EDC Guaranteed Letter of Credit Obligations or the cost to Lender of issuing Letters of Credit, then (A) Lender shall promptly notify the Borrowers of such event; and (B) Lender’s obligation to fund Loans and issue Letters of Credit, shall be immediately suspended, until each condition giving rise to such suspension no longer exists.

Notwithstanding anything herein to the contrary, each Borrower shall only be required to compensate Lender in respect of any such increased costs or reduction in the amount received or receivable by Lender to the extent any Borrower has received a written request for such compensation within ninety (90) days after Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such increased costs or reduction in the amount received or receivable by Lender.

8.17 Conflict

If any provision of this Agreement conflicts with and is incapable of being construed together with any other Loan Document, then the provisions of this Agreement shall prevail to the extent necessary to remove such conflict. If there is a representation, warranty, covenant, agreement or event of default contained in any Loan Document which is not contained herein, or vice versa, such additional provision shall not constitute a conflict.

Section 9 – SPECIAL PROVISIONS

9.1 Interest Act (Canada)

For the purposes of this Agreement, whenever interest or a fee to be paid hereunder is to be calculated on the basis of a year of three hundred and sixty (360) days, as in the case of all Revolving Credit Advances in U.S.$ made based upon the Term SOFR Rate, or any other period of time that is less than a calendar year, the yearly rate of interest or the yearly fee to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either three hundred and sixty (360) or such other period of time, as the case may be. Each Credit Party confirms that it fully understands and is able to calculate the rate of interest applicable to Loans under this Agreement based on the methodology for calculating per annum rates provided for in this Agreement. Each Credit Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to such Credit Party as required pursuant to Section 4 of the Interest Act (Canada).

9.2 Excess Resulting from Exchange Rate Change

If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the U.S. Dollar (a) the Obligations exceed any limitations hereunder or (b) any part of the Obligations exceeds any limit set forth herein for such Obligations, each Borrower shall within three (3) Business Days or, if an Event of Default has occurred and is continuing, immediately: (i) make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess; or (ii) maintain or cause to be maintained with Lender deposits in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to Lender in its reasonable discretion. Without in any way limiting the foregoing provisions, Lender shall, weekly or more frequently in Lender’s sole discretion, make the necessary exchange rate calculations (based upon the rate of exchange established by Lender as at noon on the date of determination) to determine whether any such excess exists on such date.

9.3 Judgment Currency

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, Lender could purchase in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, Lender may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower jointly and severally agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify Lender against such loss. The term “rate of exchange” in this Section means the spot rate at which Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

9.4 USA Patriot Act

Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the parties hereto and other information that will allow Lender to identify all parties in accordance with said Act. The Credit Party shall promptly provide such information upon request by Lender.

9.5 Calculations

All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Canadian Dollars, unless expressly provided otherwise. The Canadian Dollars equivalent of any amounts denominated or reported under a Loan Document in a currency other than Canadian Dollars shall be determined by Lender on a daily basis, based on its rate of exchange as determined on the date of determination. The Credit Parties shall report value and other Borrowing Base components to Lender in the currency invoiced by Borrowers or shown in Borrowers’ financial records, and unless expressly provided otherwise, shall deliver Financial Statements and calculate financial covenants in Canadian Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Canadian Dollars, Borrowers shall repay such Obligation in such other currency.

9.6 Language

The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any Applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Each party hereto hereby confirms that it was represented by legal counsel and has had the opportunity to negotiate the terms of this Agreement and any other Loan Documents, including the essential stipulations thereof, with the assistance of its legal counsel. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable). Chaque partie aux présentes confirme qu’elle a été représentée par des conseillers juridiques et a eu l’opportunité de négocier les termes de cette convention et des autres documents de crédit, y compris leurs stipulations essentielles, avec l’aide de ses conseillers juridiques.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.
Per:
Name:
Title:
Per:
Name:
Title:

DIRTT ENVIRONMENTAL SOLUTIONS, INC.
Per:
Name:
Title:
Per:
Name:
Title:

Signature Page to Loan Agreement

LENDER:

ROYAL BANK OF CANADA
Per:
Name:
Title: Attorney in Fact

Signature Page to Loan Agreement